UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

HARMAN INTERNATIONAL INDUSTRIES,

INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	11-2534306
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

HARMAN FINANCE INTERNATIONAL, S.C.A.

(Exact name of registrant as specified in its charter)

Luxembourg	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Atlantic Street, Suite 1500

Stamford, CT 06901

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
2.000% Senior Notes due 2022	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): 333-203760 and 333-203760-01

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Harman International Industries, Incorporated (“Harman”) and Harman Finance International, S.C.A. (“Harman Finance”) have filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, a prospectus supplement dated May 20, 2015 (the “Prospectus Supplement”) to a prospectus dated April 30, 2015 (the “Prospectus”) contained in the effective Registration Statement on Form S-3ASR (Registration Nos. 333-203760 and 333-203760-01), which Registration Statement was filed with the Commission on April 30, 2015, relating to the securities to be registered hereunder (including the full and unconditional guarantee of such securities by Harman). Harman and Harman Finance incorporate by reference the Prospectus and the Prospectus Supplement to the extent set forth below.

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereunder are the €350,000,000 aggregate principal amount of 2.000% Senior Notes due 2022, issued by Harman Finance and fully and unconditionally guaranteed by Harman. The information required by this item is incorporated by reference to the information contained in the sections captioned “Description of the Notes,” “Currency Conversion” and “Material United States and Luxembourg Tax Consequences” in the Prospectus Supplement and “Description of Harman Finance Debt Securities” in the Prospectus.

Item 2.	Exhibits

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of May 27, 2015, by and among Harman International Industries, Incorporated, Harman Finance International, S.C.A. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Harman International Industries, Incorporated’s Current Report on Form 8-K dated May 27, 2015 (SEC File No. 001-09764)).

4.2	First Supplemental Indenture, dated as of May 27, 2015, by and among Harman International Industries, Incorporated, Harman Finance International, S.C.A. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to Harman International Industries, Incorporated’s Current Report on Form 8-K dated May 27, 2015 (SEC File No. 001-09764)).

4.3	Form of 2.000% Senior Notes due 2022 (included in Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 28, 2015	Harman International Industries, Incorporated

	By:	/s/ Todd A. Suko
Todd A. Suko
Executive Vice President and General Counsel

Harman Finance International, S.C.A. acting through its general partner, Harman Finance International GP S.à r.l.

	By:	/s/ Todd A. Suko
Todd A. Suko
Class A Manager